UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 5, 2006

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

2006 Bonus Plan

On January 5, 2006, the Compensation Committee of the Board of Directors of MIVA, Inc. (the “Company”) adopted the Company’s 2006 Bonus Plan (the “Bonus Plan”), which provides for the payment of cash bonuses to employees of the Company and its subsidiaries, including the Company’s executive officers. Bonus payouts to certain executive officers, including the Chief Executive Officer, under the Bonus Plan are based on achievement of corporate and personal performance objectives for the fiscal year ended December 31, 2006, and to other executive officers and employees are based on achievement of corporate, divisional and personal performance objectives for the 2006 fiscal year or an interim period. The target pool for payment of bonuses under the Bonus Plan to employees of the Company and its subsidiaries, including its executive officers, is $6.8 million, based on the Company’s personnel as of December 31, 2005. The amount for each individual may be increased or decreased based on over- or under-achievement of objectives, and the total target pool may be increased or decreased based on changes in personnel during the course of 2006. Under the Bonus Plan, bonus payouts to executive officers range from 0 to 200% of the individual’s target bonus amount depending on the achievement of performance objectives for the fiscal year. Any bonus payouts to executive officers would be made on an annual basis, and for other employees would be made on a quarterly, semi-annual or annual basis depending on the circumstances.

The following table sets forth the target bonus amount for 2006 for each of the named executive officers of the Company (as anticipated to be named in the Company’s proxy statement in 2006) under the Bonus Plan, assuming achievement of 100% of the target goals, and the actual bonus for 2005 for each such named executive officer:

Executive Officer	Position	2006 Target Bonus Amount	Actual 2005 Bonus Amount

Craig Pisaris-Henderson	Chairman and CEO	$147,000	$0
Phillip Thune	President	$108,000	$0
Sebastian Bishop	Chief Marketing Officer	$103,000	$0
David Rae	Chief Strategy Officer	$ 74,000	$0
John Pisaris	General Counsel	$ 71,000	$0

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: January 11, 2006	By:	/s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson
Chairman and Chief Executive Officer